AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr. Chairman, President and CEO Yadira R. Mercado Executive Vice-President, CFO 787/751-7340	Julie Tu - Investor Inquiries 212/445-8456 Marilynn Meek General Inquiries 212/827-3773

EUROBANCSHARES, INC. ANNOUNCES NEW CHIEF LENDING OFFICER AND DIRECTOR TRANSITION

San Juan, Puerto Rico, July 12, 2006 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today announced that effective August 31, 2006, Luis J. Berríos López, a highly regarded veteran to the local banking industry with over 35 years of experience, will become Executive Vice President and Chief Lending Officer of its wholly owned banking subsidiary, Eurobank. Mr. Berríos will succeed James I. Thomson who has served as the bank’s Executive Vice President and Chief Lending Officer since 1999 and will retire effective on August 31, 2006.

Mr. Berríos is scheduled to rejoin Eurobank on August 1, 2006 after an eight year absence from our organization. From 1993 to 1998, Mr. Berríos served as Eurobank’s Executive Vice President and Chief Lending Officer. In 1998, Mr. Berríos left Eurobank to become President and Chief Lending Officer of Banco Financiero de Puerto Rico, a commercial bank that was later acquired by EuroBancshares, Inc. in December 2002. In 2000, Mr. Berríos organized Commercial Credit Solutions, Inc., a company that provides a variety of services to commercial banks, including training loan officers in credit underwriting of both commercial and consumer credit risk and portfolio management, and served as President of the company since that time.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer of EuroBancshares, Inc. and Eurobank said, “We are very excited about Mr. Berríos rejoining our team as the Chief Lending Officer of Eurobank. He exemplifies the personalized approach to banking that is one of Eurobank’s strengths and that we pride ourselves on taking. In addition to having had a working relationship with many of our most important customers and fully understanding our approach to customer relations, Mr. Berríos also has a strong history of tailoring the bank’s loan options to its customer’s needs. We are confident that he will continue to lead Eurobank’s organic loan growth within our underwriting standards.”

Mr. Arrillaga also stated, “At the same time, we will clearly miss Jim upon his retirement. He has clearly made a positive contribution to Eurobank that has translated into consistent and sustained growth. We wish him and his wife the best in his future endeavors as they enter this new stage of their lives.”

Mr. Thomson added, “The last few years with the bank have been extremely fulfilling and the experience has helped me complete my career.” Mr. Berríos concluded, “I am happy to return home, and look forward to taking over where Mr. Thomson will leave.”

In addition, EuroBancshares, Inc. today announced that Jorge Calderón Drowett will resign as a director of EuroBancshares, Inc. and Eurobank effective August 31, 2006 as a result of the increasing demands of his business schedule. Mr. Calderón, a certified public accountant, is the President of Calderón & Asociados, Inc., a property and management developer, and has served as a Class A director of EuroBancshares since 2002 and a director of Eurobank since 1997. Mr. Calderón is also a member of the Audit Committee of the Board of Directors EuroBancshares, Inc. and serves as the committee’s Chairman and qualifies as its “audit committee financial expert” for purposes of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Although a successor director has not yet been identified to fill the vacancy being created as a result of Mr. Calderón’s resignation, on July 8, 2006 the Board of Directors appointed Luis F. Hernández Santana, a certified public accountant and existing Class B director of EuroBancshares, Inc. and a director of Eurobank, as Mr. Calderón’s successor on the Audit Committee and as Chairman of such committee. The Board of Directors of EuroBancshares has determined Mr. Hernández to be “independent” under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and will qualify as an “audit committee financial expert” for purposes of Item 401(h) of Regulation S-K.

Mr. Arrillaga expressed, “We are also sorry to see Jorge Calderón leave and thank him for his valuable contributions to the Board and the Audit Committee. We deeply appreciate Mr. Calderón’s contribution and guidance during more than nine years as a Director. Mr. Luis Hernández, his replacement as Chairman of the Audit Committee, brings extensive financial, accounting and audit experience to our Board. He will bring his own individual, professional insight and leadership and we welcome the contributions he will make to our continued growth and success.”

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank, EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.